EXHIBIT 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Corporation Reports Results for Six Months Ended June 30, 2011

HONG KONG, ATLANTA, September 02, 2011 — CDC Corporation (NASDAQ: CHINA), a leading China-based value-added operator of, and growth investor in, hybrid (Cloud/On-Premise) enterprise software, IT Services, and New Media assets, today announced financial results for the six months ended June 30, 2011. For the first six months of 2011, Non-GAAP revenue(a) was $159.3 million and Adjusted EBITDA(a) was $3.8 million, compared to Non-GAAP revenue of $159.0 million and Adjusted EBITDA of $17.1 million in the first six months of 2010.

The decrease in Adjusted EBITDA largely reflects planned increases in research and development and sales and marketing, as well as litigation expenses at CDC Software and CDC Corporation. The company expects that earnings will continue to be impacted going forward by expenses related to ongoing litigation as well as costs associated with the investigation being undertaken by the special committee of the board of directors. As of June 30, 2011, CDC Corporation reported Non-GAAP cash and cash equivalents(a) of approximately $91.8 million.

Below is a summary of the financial results of CDC Corporation’s core portfolio of assets.

CDC Software (NASDAQ:CDCS)

On a standalone basis, CDC Software had the following results for the six months ended June 30, 2010 and 2011:

	Six Months ended June 30, 2010	Six Months ended June 30, 2011
Non-GAAP revenue	$105.7 million	$109.1 million
Adjusted EBITDA	$21.4 million	$10.8 million
Adjusted EBITDA Margin (a)	12%	3%

Application sales, which is comprised of license revenue plus Secured Total Contract Value (STCV) for Software-as-a-Service (SaaS) sales secured, was $28.7 million during the first six months of 2011, compared to $21.7 million in the six months ended June 30, 2010. STCV, or bookings, for Software-as-a-Service (SaaS) sales was $13.6 million, compared STCV of $5.0 million in the six months ended June 30, 2010. The results for the first six months of 2011 included record bookings in the second quarter of 2011, since the company started its cloud business in the fourth quarter of 2009.

“We are pleased with our six months results, including the growth in our cloud business, as well as our pipeline,” said Bruce Cameron, president of CDC Software. “Notable sales wins in this period, for example, included a seven digit renewal and add-on SaaS deal of CDC TradeBeam for a leading clothing retailer, key new logo customers for CDC Factory that included a leading cosmetic and beauty company, as well as a chemical manufacturer, both new markets for this business. We also continued to grow our business in emerging markets like India, where we reported our largest license deal in the first quarter.”

For more information regarding the financial performance of CDC Software during the first half 2011 of 2010, please see CDC Software’s first and second quarter 2011 earnings press releases located at CDC Software’s website: www.cdcsoftware.com.

CDC Global Services

On a standalone basis, CDC Global Services had the following results for the six months ended June 30, 2010 and 2011:

	Six Months ended June 30, 2010	Six Months ended June 30, 2011
GAAP Revenue:	$32.2 million	$31.1 million
Adjusted EBITDA:	$(964,000)	$1.4 million
Adjusted EBITDA Margin:	(3)%	4%

CDC Global Services’ utilization rate was approximately 90 percent in the second quarter of 2011, and 88 percent in the first quarter of 2011.

Some highlights in the CDC Global Services business during the first half of 2011 included:

•

A leading medical device manufacturer extended its current SAP EWM Consulting Services contract for an additional 12 months. CDC Global Services is currently supporting the rollout of Extended Warehouse Management (EWM) to more than 10 sites globally.

•

A leading provider of automation equipment and peripherals for the North American and Latin American markets has engaged CDC Global Services to provide SAP Console consulting and implementation services for their North American distribution hub located near Chicago.

•

CDC Global Services China was awarded a service contract to design and implement an Enterprise Application Integration framework for the Zhangzhou Development Zone of the China Merchants Group. This framework is expected to improve the interoperability of different application systems already installed, as well as those being planned in the Zhangzhou. CDC Software’s Event Management Framework is a core component of the designed solution.

•	CDC Global Services China was awarded a three-year service contract for the hosting and support of a CRM system used by a leading cosmetic manufacturer in their China retail outlets. CDC Global Services has agreed to provide technical support through call-centers, application system hosting in the cloud computing center and on-site maintenance services in the various cities where this manufacturer has retail outlets.

“We are pleased with the improvement in our Adjusted EBITDA at CDC Global Services as a result of our focus on higher margin business and better traction in our services businesses,” said CK Wong, CEO of CDC Global Services. “We have been progressing well in our China businesses, and have been securing some key engagements with major companies in our SAP consulting business.”

New Media (includes CDC Games and China.com)

On a standalone basis, CDC Games had the following results for the six months ended June 30, 2010 and 2011:

	Six Months ended June 30, 2010	Six Months ended June 30, 2011
GAAP Revenue:	$15.1 million	$11.0 million
Adjusted EBITDA:	$1.7 million	$1.8 million
Adjusted EBITDA Margin:	11%	16%

GAAP revenue for CDC Games during the first six months of 2011 was $11.0 million, compared to $15.1 million in the first six months of 2010. The decrease in revenue for the first six months of this year was largely attributed to a reduction in the number of games offered and less promotional and marketing spending on existing games, compared to the same period last year. Adjusted EBITDA for the first six months of 2011 improved to $1.8 million, compared to Adjusted EBITDA of $1.7 million in the first six months of 2010. Adjusted EBITDA margin was 16 percent in the first six months of 2011, compared to Adjusted EBITDA margin of 11 percent in the first six months of 2010.

At the end of the first quarter of 2011, CDC Games introduced an expansion pack, “Tyrannis” for EVE Online in China. On June 30, 2011, CDC Games launched Yulgang 6.0, known as “Blood War,” a major new version release of its popular massively multiplayer online role-playing game (MMORPG). Since the launch of

Yulgang 6.0, CDC Games has reported an increase in peak concurrent users (PCU) of more than 10 percent.

In September 2006, CDC Games licensed the exclusive rights to distribute, in China, Lord of the Rings Online: Shadows of Angmar (LOTRO), a MMORPG based upon the Lord of the Rings trilogy. For the past several years, CDC Games has experienced significant delays in the continued development and launch of this game. Since initially licensing this game, CDC Games has invested approximately $10.0 million in licensing, development and other costs related to it, including a $4.0 million initial non-refundable license fee.

CDC Games has received notification from the game’s developer that the failure to launch LOTRO constituted an event of default under our agreements with them. The developer has also asserted that our license agreement for LOTRO has been terminated. CDC Games is currently in settlement discussions regarding the license for LOTRO, but does not currently believe that settlement discussions will permit it to retain future licensing rights for LOTRO.

“We are pleased with the improvement in our profitability and the solid metrics of Yulgang 6.0,” said Simon Wong, CEO of CDC Games. “After six years of operating Yulgang, we are very pleased to see this popular game maintaining a strong base of loyal users. While we are disappointed that we do not expect to be launching LOTRO, we believe this is the best financial decision for us in terms of focus on our time and resources.”

On a standalone basis, China.com had the following results for the six months ended June 30, 2010 and 2011:

	Six Months ended June 30, 2010	Six Months ended June 30, 2011
GAAP Revenue:	$6.0 million	$8.0 million
Adjusted EBITDA:	$(558,000)	$(47,000)
Adjusted EBITDA Margin:	(9)%	(1)%

During the first half of 2011, China.com’s automobile and web games channels continued to expand. Its social network, for example, launched the following new games during the first quarter: “Wind of War,” “City Battle” and “Beautiful City.” In the second quarter, the automobile channel participated in the 2011 Shanghai International Auto Show.

In April 2011, China.com’s webgame channel organized the 2011 National Webgames Summit in the City of Jiaxing, Zhejiang Province, the fourth time hosting this event. This Summit received wide attention in the webgame community in China, with more than 300 webgame developers and operators participating with more than 100 media representatives reporting on the event.

Management News:

As previously announced, the company’s chief executive officer, Peter Yip is on administrative leave and John Clough, chairman of CDC Corporation, is serving as interim CEO for the company.

Concluding Remarks:

“Our operating business units have been performing reasonably well,” said John Clough, interim CEO of CDC Corporation. “CDC Software has continued to report solid results in its business while CDC Games, CDC Global Services and China.com have been making strong progress in improving profitability. We are weighing our options regarding the various litigation matters in which we and our subsidiaries are involved, and are considering financing options, potentially selling non-core assets, as well as other strategic alternatives.”

Share Buyback:

Since January 2009, CDC Corporation has purchased an aggregate of 918,637 of its shares at an average price of $3.85 per share.

Revised 2010 Information:

Results provided herein for 2010 have been revised from those previously reported in CDC Corporation’s press releases due to certain year-end adjustments required to be made in connection with the audit of its financial statements for the year ended December 31, 2010.

The revisions recorded by CDC Corporation included a $133.4 million goodwill impairment charge, $113.1 million of which related to CDC Software’s on-premise business, $10.8 million of which related to CDC Software’s Cloud business and $9.5 million of which is related to CDC Global Services. The company also recorded a $1.3 million impairment charge for identifiable intangible assets in CDC Software’s on-premise business, $7.5 million of tax related purchase accounting adjustments relating to CDC Software’s TradeBeam acquisition, and a $4.0 million write-off in CDC Games for pre-paid license fees relating to The Lord of the Rings Online. Furthermore, in accordance with U.S. GAAP, management has accrued an expected loss contingency of $10.0 million related to the ongoing litigation between the company’s subsidiary, Ross Systems, Inc., and Sunshine Mills, Inc. as of December 31, 2010, which is subject to further revision. Additional adjustments relate to changes in estimates which impacted the reserves for litigation settlements, purchase consideration payables, and valuation of deferred tax assets and deferred tax liabilities.

Footnotes:

All dollar amounts are in U.S. dollars

* CDC Corporation has recently changed the composition of its Adjusted EBITDA measurement, as provided herein, to be consistent with the presentation of Adjusted EBITDA for its subsidiary, CDC Software Corporation. CDC Corporation believes this revised presentation is a useful measure of operating performance.

* In June 2010, CDC Corporation received approval from its shareholders to effect a reverse split of its common shares. CDC Corporation’s board of directors thereafter approved a one-for-three reverse split of the company’s outstanding, issued and authorized shares of common stock, which became effective on August 23, 2010. All numbers set forth herein reflect the effect of such one-for-three reverse stock split.

(a) Adjusted Financial Measures

This press release includes Adjusted EBITDA, Non-GAAP revenue, Adjusted EBITDA margin and Non-GAAP cash and cash equivalents, which are not prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) (collectively, the “Non-GAAP Financial Measures”). We believe that these Non-GAAP Financial Measures are helpful in understanding our past financial performance and our future results. Non-GAAP Financial Measures are not alternatives for measures such as revenue, cash and cash equivalents and other measures prepared under GAAP. These Non-GAAP Financial measures may also be different from Non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.

Investors should be aware that these Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. These supplemental Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP. Reconciliations of Non-GAAP Financial Measures to GAAP are provided herein immediately following the financial statements included in this press release.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations about the continued and future impact on earnings from ongoing litigation expenses as well as costs associated with the investigation being undertaken by the special committee of the board of directors, our plans and efforts to continue to grow our CDC Software business in emerging markets, our beliefs regarding settlement negotiations with the developer of LOTRO and the potential impact thereof, our plans and expectations regarding litigation matters, financing options, the potential sale of non-core assets and other strategic alternatives, our beliefs regarding our strategic investments and initiatives, and our strategies, and the potential impact and benefit thereof, our beliefs regarding the utility of the Non-GAAP and pro forma financial information provided herein, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including risks relating to: (a) our failure to timely file our Annual Report on Form 20-F for the year ended December 31, 2010; (b) significant liability and losses from any litigation matters or other disputes in which we or any of our subsidiaries may now, or in the future, be involved, including the litigation between Sunshine Mills, Inc. and Ross Systems and the litigation between Evolution Capital Management and CDC Corporation, including the effect and impact of the summary judgment rendered against us in the New York Supreme Court in the Evolution matter; (c) the potential impact of any litigation matters, including the Sunshine Mills or Evolution matters, on our business, operations and financial condition and those of our subsidiaries; (d) the ongoing investigation being conducted by the special committee of our board of directors; (e) our liquidity and our continued ability to access capital; (f) CDC Software’s credit facility with Wells Fargo Capital Finance, and the availability thereof in any future period; (g) the availability of insurance coverage for any litigation matters that we, or any of our subsidiaries, may be involved; (h) our internal controls over financial reporting; (i) our use of judgments, estimates and assumptions, including risks related to significant charges to earnings that we may experience, such as the impairment of goodwill or intangible assets; (j) disruptions in the financial and credit markets, which may adversely affect our business; (k) our limited operating history; (l) acquisitions we have made, including our ability to integrate these businesses and our ability to grow our business organically; (m) the various, and potentially disparate, products and services our subsidiaries may offer; (n) fluctuating expenses and the potential impact thereof on our financial results; (o) regulatory compliance, including export compliance and other matters; (p) our international operations, including compliance with local laws, rules and regulations, currency exchange fluctuations, disruptions in foreign markets and economic downturns; (q) the continuation of our installed base customers continuing to license additional products, renew support agreements, and purchase additional services; (r) any forecasts we may provide; (s) our ability to grow direct and indirect sales channels; (t) research and development and our ability to successfully develop, market and sell new products; (u) competition that any of our subsidiaries may face; (v) CDC Software’s Cloud business; (w) interruptions or delays in service from our third-party data center hosting facilities and the hosting, collection and retention of personal information; (x) our ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (y) the effects of restructurings and rationalization of operations in our companies; (z) the ability to address technological changes and developments including the development and enhancement of products; (aa) the ability to develop and market successful products and services; (bb) the entry of new competitors and their technological advances; (cc) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (dd) the possibility of development or deployment difficulties or delays; (ee) the dependence on customer satisfaction with the company’s games, software products and services; (ff) continued commitment to the deployment of the products, including enterprise software solutions; (gg) risks involved in developing software solutions and integrating them with third-party software and services; (hh) the continued ability of the company’s products and services to address client-specific requirements; (ii) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (jj) the ability of staff to operate the enterprise software and extract and utilize information from the company’s products and services; (kk) our dependence on a limited number of games at our CDC Games business, our dispute with Turbine, Inc. and our ability to maintain our relationships with licensor and other third parties; (ll) operations in China; and (mm) our intellectual property, personnel, technology and networks. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on June 30, 2010. You should also see the filings or submissions with the United States Securities and Exchange Commission made by CDC Software Corporation in its Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on June 1, 2010. We also encourage you to see other public press releases and filings or submissions we, or CDC Software, may make, from time to time. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.

CDC Corporation

Unaudited Consolidated Balance Sheets

(Amounts in thousands of U.S. dollars except share and per share data)

Table 1

	December 31, 2010	June 30, 2011
ASSETS
Current assets:
Cash	$99,360	$80,646
Restricted cash	140	25
Accounts receivable (net of allowance of $6,302 at December 31, 2010 and $5,604 at June 30, 2011)	53,432	57,031
Investments	985	394
Deferred tax assets	10,118	10,159
Prepayments and other current assets	12,666	18,515

Total current assets	176,701	166,770
Property and equipment, net	9,808	8,558
Goodwill	56,391	57,209
Intangible assets, net	73,124	66,715
Investments	11,943	11,426
Equity investments	12,134	12,134
Deferred tax assets	47,041	47,432
Other assets	6,967	7,139

Total assets	$394,109	$377,383

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,405	$26,516
Purchase consideration payables	34	673
Income tax payable	3,739	3,510
Accrued liabilities	51,076	53,585
Restructuring accruals	1,610	1,093
Short-term loans	15,078	112
Convertible notes	60,574	64,865
Deferred revenue	59,444	63,778
Deferred tax liabilities	1,416	1,582

Total current liabilities	216,376	215,714
Deferred tax liabilities	19,880	19,961
Long-term debt	238	99
Purchase consideration payables	786	110
Other liabilities	14,993	14,298

Total liabilities	252,273	250,182

Shareholders’ equity:
Preferred shares, $0.003 par value; 1,666,667 shares authorized, no shares issued	—	—
Class A common shares, $0.00075 par value; 266,666,667 shares authorized; 39,616,132 and 39,655,938 shares issued as of December 31, 2010 and June 30, 2011, respectively; 35,140,879 and 35,180,685 shares outstanding as of December 31, 2010 and June 30, 2011, respectively	28	28
Additional paid-in capital	747,846	754,015
Common stock held in treasury; 4,463,587 shares at December 31, 2010 and June 30, 2011	(59,445)	(59,445)
Accumulated deficit	(579,234)	(602,584)
Accumulated other comprehensive income	21,529	26,792

Total shareholders’ equity	130,724	118,806
Noncontrolling interest	11,112	8,395

Total equity	141,836	127,201

Total liabilities and shareholders’ equity	$394,109	$377,383

CDC Corporation

Unaudited Consolidated Statement of Operations

(Amounts in thousands of U.S. dollars except share and per share data)

Table 2

	Three months ended
	March 31, 2011	June 30, 2011
REVENUE:
CDC Software	$52,376	$56,385
CDC Global Services	14,780	16,347
CDC Games	5,962	5,064
China.com	4,031	4,001

Total revenue	77,149	81,797

COST OF REVENUE:
CDC Software	24,444	26,153
CDC Global Services	11,626	12,498
CDC Games	3,881	3,736
China.com	1,843	1,967

Total cost of revenue	41,794	44,354

Gross profit	35,355	37,443
Gross margin %	46%	46%

OPERATING EXPENSES:
Sales and marketing expenses	15,045	16,271
Research and development expenses	7,519	7,959
General and administrative expenses	17,082	19,789
Exchange (gain) loss	112	1,436
Amortization expenses	2,117	2,168
Restructuring and other charges	1,107	(24)

Total operating expenses	42,982	47,599

Operating loss	(7,627)	(10,156)
Operating margin %	-10%	-12%

Other loss, net	(1,724)	(2,772)

Loss before income taxes	(9,351)	(12,928)
Income tax expense	(1,271)	(358)

Net loss	(10,622)	(13,286)
Net loss attributable to noncontrolling interest	291	270

Net loss attributable to controlling interest	$(10,331)	$(13,016)

Basic earnings (loss) per share attributable to controlling interest	$(0.29)	$(0.37)

Diluted earnings (loss) per share attributable to controlling interest (1)	$(0.29)	$(0.37)

Weighted average number of common shares outstanding — basic	35,141,880	35,180,073
Weighted average number of common shares outstanding — diluted	35,141,880	35,180,073

(1)	Refer to “Unaudited Basic and Diluted Earnings (Loss) Per Share Computation” schedule for calculation of earnings per share amounts.

CDC Corporation

Unaudited Consolidated Statement of Operations

(Amounts in thousands of U.S. dollars except share and per share data)

Table 3

	Three months ended June 30,
	2010	2011
REVENUE:
CDC Software	$52,576	$56,385
CDC Global Services	15,764	16,347
CDC Games	7,111	5,064
China.com	3,092	4,001

Total revenue	78,543	81,797

COST OF REVENUE:
CDC Software	23,717	26,153
CDC Global Services	12,932	12,498
CDC Games	5,233	3,736
China.com	1,361	1,967

Total cost of revenue	43,243	44,354

Gross profit	35,300	37,443
Gross margin %	45%	46%

OPERATING EXPENSES:
Sales and marketing expenses	13,415	16,271
Research and development expenses	7,162	7,959
General and administrative expenses	14,883	19,789
Exchange (gain) loss	(1,182)	1,436
Amortization expenses	2,121	2,168
Restructuring and other charges	505	(24)

Total operating expenses	36,904	47,599

Operating loss	(1,604)	(10,156)
Operating margin %	-2%	-12%

Other income (loss), net	(1,872)	(2,772)

Loss before income taxes	(3,476)	(12,928)
Income tax expense	(3,965)	(358)

Loss from continuing operations	(7,441)	(13,286)
Income from operations of discontinued subsidiaries, net of tax	—	—

Net loss	(7,441)	(13,286)
Net (income) loss attributable to noncontrolling interest	(493)	270

Net loss attributable to controlling interest	$(7,934)	$(13,016)

Basic earnings (loss) per share attributable to controlling interest	$(0.23)	$(0.37)

Diluted earnings (loss) per share attributable to controlling interest (1)	$(0.23)	$(0.37)

Weighted average number of common shares outstanding — basic	35,232,253	35,180,073
Weighted average number of common shares outstanding — diluted	35,232,253	35,180,073

(1)	Refer to “Unaudited Basic and Diluted Earnings (Loss) Per Share Computation” schedule for calculation of earnings per share amounts.

CDC Corporation

Unaudited Consolidated Statement of Operations

(Amounts in thousands of U.S. dollars except share and per share data)

Table 4

	Six months ended June 30,
	2010	2011
REVENUE:
CDC Software	$103,077	$108,761
CDC Global Services	32,206	31,127
CDC Games	15,079	11,026
China.com	5,996	8,033

Total revenue	156,358	158,947

COST OF REVENUE:
CDC Software	47,611	50,597
CDC Global Services	25,928	24,124
CDC Games	10,818	7,617
China.com	3,047	3,810

Total cost of revenue	87,404	86,148

Gross profit	68,954	72,799
Gross margin %	44%	46%

OPERATING EXPENSES:
Sales and marketing expenses	26,395	31,316
Research and development expenses	13,946	15,478
General and administrative expenses	29,725	36,872
Exchange gain	(588)	1,548
Amortization expenses	4,280	4,284
Restructuring and other charges	716	1,083

Total operating expenses	74,474	90,581

Operating loss	(5,520)	(17,782)
Operating margin %	-4%	-11%
Other income (loss), net	(2,969)	(4,496)

Loss before income taxes	(8,489)	(22,278)
Income tax expense	(2,780)	(1,630)

Net loss	(11,269)	(23,908)
Loss from operations of discontinued subsidiaries, net of tax	—	—

Net loss	(11,269)	(23,908)
Net (income) loss attributable to noncontrolling interest	(716)	561

Net loss attributable to controlling interest	$(11,985)	$(23,347)

Basic and diluted loss per share from continuing operations attributable to controlling interest (1)	$(0.34)	$(0.66)

Basic and diluted loss per share attributable to controlling interest (1)	$(0.34)	$(0.66)

Weighted average number of common shares outstanding — basic	35,234,849	35,161,082
Weighted average number of common shares outstanding — diluted	35,234,849	35,161,082

(1)	Refer to “Unaudited Basic and Diluted Earnings (Loss) Per Share Computation” schedule for calculation of earnings per share amounts.

CDC Corporation

Unaudited Combined Statement of Cash Flow

(Amounts in thousands of U.S. dollars except share and per share data)

Table 5

	Three months ended
	March 31, 2011	June 30, 2011
OPERATING ACTIVITIES:
Net loss	$(10,622)	$(13,286)
Adjustments to reconcile net loss to net cash provided by operating activities
Loss on disposal of property and equipment	—	7
Loss on disposal of available-for-sale securities	9	214
Bad debt expense	263	407
Amortization expense	5,468	5,638
Depreciation expense	1,503	1,445
Stock compensation expenses	1,612	2,956
Deferred income tax provision	(273)	(59)
Exchange loss (gain)	112	(171)
Non-cash restructuring and other charges	1,107	(703)
Amortization of debt issuance costs	87	(256)
Interest expense	1,805	2,486
Changes in operating assets and liabilities:
Accounts receivable	(2,460)	(1,743)
Deposits, prepayments and other receivables	(4,063)	(242)
Other assets	202	771
Accounts payable	5,241	(2,686)
Accrued liabilities	(509)	1,673
Deferred revenue	7,410	(4,496)
Income tax payable	413	(661)
Other liabilities	(449)	(267)

Net cash provided by (used in) operating activities	6,856	(8,973)

INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	—	—
Payments for prior year acquisitions	(500)	(45)
Purchase of property, plant & equipment	(498)	(584)
Purchases of intangible assets	(4,000)	—
Purchase of available-for-sale securities	—	554
Proceeds from disposal of available-for-sale securities	41	188
Change in restricted cash	—	115

Net cash provided by (used in) investing activities	(4,957)	228

FINANCING ACTIVITIES:
Short-term borrowings (repayments)	(14,996)	(4)
Payment for capital lease obligations	(71)	(54)
Purchase of CDC Software shares	—	(1,553)

Net cash used in financing activities	(15,067)	(1,611)

Effect of exchange differences on cash	2,583	2,227

Net decrease in cash	(10,585)	(8,129)
Cash at beginning of period	99,360	88,775

Cash at end of period	$88,775	$80,646

CDC Corporation

Unaudited Combined Statement of Cash Flow

(Amounts in thousands of U.S. dollars except share and per share data)

Table 6

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
OPERATING ACTIVITIES:
Net loss	$(7,441)	$(13,286)	$(11,269)	$(23,908)
Adjustments to reconcile net loss to net cash provided by operating activities
Loss on disposal of property and equipment	17	7	17	7
(Gain) loss on disposal of available-for-sale securities	(101)	214	(979)	223
Bad debt expense	426	407	378	670
Amortization expense	6,679	5,638	13,771	11,106
Depreciation expense	1,820	1,445	3,418	2,948
Stock compensation expenses	1,535	2,956	2,648	4,568
Deferred income tax provision	2,293	(59)	2,293	(332)
Exchange gain	(1,182)	(171)	(558)	(59)
Non-cash restructuring and other charges	—	(703)	—	404
Amortization of debt issuance costs	(63)	(256)	58	(169)
Interest expense	1,570	2,486	3,165	4,291
Changes in operating assets and liabilities:
Accounts receivable	(1,251)	(1,743)	(1,095)	(4,203)
Deposits, prepayments and other receivables	2,453	(242)	(731)	(4,305)
Other assets	760	771	286	973
Accounts payable	(1,555)	(2,686)	(3,377)	2,555
Accrued liabilities	(1,345)	1,673	(3,426)	1,164
Deferred revenue	(1,929)	(4,496)	(2,621)	2,914
Income tax payable	1,192	(661)	(801)	(248)
Other liabilities	(99)	(267)	211	(716)

Net cash provided by (used in) operating activities	3,779	(8,973)	1,388	(2,117)

INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(21,075)	—	(23,321)	—
Payments for prior year acquisitions	(2,100)	(45)	(2,100)	(545)
Purchase of property, plant & equipment	(144)	(584)	(431)	(1,082)
Purchases of intangible assets	(956)	—	(1,213)	(4,000)
Disposal (acquisition) of cost method investments	(82)	—	1,394	—
Purchase of available-for-sale securities	(391)	554	(688)	554
Investment in cost method investees	(1,920)	—	(1,920)	—
Proceeds from disposal of available-for-sale securities	—	188	1,427	229
Change in restricted cash	606	115	686	115

Net cash provided by (used in) investing activities	(26,062)	228	(26,166)	(4,729)

FINANCING ACTIVITIES:
Short-term borrowings (repayments)	12,699	(4)	9,887	(15,000)
Debt issuance costs	(1,389)	—	(1,389)	—
Payment for capital lease obligations	(289)	(54)	(407)	(125)
Purchase of CDC Software shares	(1,599)	(1,553)	(2,913)	(1,553)
Purchases of treasury stock	(569)	—	(698)	—

Net cash provided by (used in) financing activities	8,853	(1,611)	4,480	(16,678)

Effect of exchange differences on cash	(982)	2,227	(1,337)	4,810

Net decrease in cash	(14,412)	(8,129)	(21,635)	(18,714)
Cash at beginning of period	108,067	88,775	115,290	99,360

Cash at end of period	$93,655	$80,646	$93,655	$80,646

CDC Corporation

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

Table 7

	Three months ended
	March 31, 2011	June 30, 2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating loss	$(7,627)	$(10,156)
Add back restructuring and other charges	1,107	(24)
Add back depreciation expense	1,503	1,445
Add back amortization expense	2,117	2,167
Add back amortization expense included in cost of revenue	3,351	3,471
Add back stock compensation expenses	1,612	2,955
Subtract exchange (gain) loss	114	1,436
Add back deferred revenue grind (1)	263	82

Adjusted EBITDA	$2,440	$1,376

Adjusted EBITDA margin %	3%	2%

CDC Software

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended
	March 31, 2011	June 30, 2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating loss	$(2,710)	$(3,213)
Add back restructuring and other charges	1,074	148
Add back depreciation expense	766	746
Add back amortization expense	1,606	1,635
Add back amortization expense included in cost of revenue	3,082	2,858
Add back stock compensation expenses	978	1,015
Add back (subtract) exchange gain (loss)	519	1,912
Add back deferred revenue grind (1)	263	82

Adjusted EBITDA	$5,578	$5,183

Adjusted EBITDA margin %	11%	9%

CDC Global Services

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended
	March 31, 2011	June 30, 2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating income (loss)	$(227)	$598
Add back restructuring and other charges	33	(173)
Add back depreciation expense	77	91
Add back amortization expense	276	297
Add back amortization expense included in cost of revenue	1	6
Add back stock compensation expenses	130	321
Add back (subtract) exchange gain (loss)	(1)	—

Adjusted EBITDA	$289	$1,140

Adjusted EBITDA margin %	2%	7%

CDC Games Corporation

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended
	March 31, 2011	June 30, 2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating income (loss)	$387	$(1,278)
Add back restructuring and other charges	(1)	—
Add back depreciation expense	613	579
Add back amortization expense included in cost of revenue	268	607
Add back stock compensation expenses	155	483

Adjusted EBITDA	$1,422	$391

Adjusted EBITDA margin %	24%	8%

CDC China.com

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended
	March 31, 2011	June 30, 2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating loss	$(102)	$(508)
Add back depreciation expense	47	29
Add back stock compensation expenses	165	323

Adjusted EBITDA	$110	$(155)

Adjusted EBITDA margin %	3%	-4%

Corporate

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended
	March 31, 2011	June 30, 2011
(a) Reconciliation from GAAP results to Adjusted EBITDA from operations
Operating loss	$(4,975)	$(5,755)
Add back depreciation expense	1	—
Add back amortization expense	236	236
Add back stock compensation expenses	185	813
Subtract exchange loss	(406)	(477)

Adjusted EBITDA	$(4,959)	$(5,183)

(1)	Deferred revenue grind represents the fair value adjustment required to reduce the historical deferred revenue liabilities from acquisitions to the fair value of the Company’s legal performance obligations plus a normal profit margin based on fulfillment effort.

CDC Corporation

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

Table 8

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating loss	$(1,604)	$(10,156)	$(5,520)	$(17,782)
Add back restructuring and other charges	505	(24)	716	1,083
Add back depreciation expense	1,820	1,445	3,418	2,948
Add back amortization expense	2,121	2,167	4,280	4,284
Add back amortization expense included in cost of revenue	4,558	3,471	9,491	6,822
Add back stock compensation expenses	1,534	2,955	2,648	4,568
Add back exchange gain	(1,182)	1,436	(588)	1,548
Add back deferred revenue grind (1)	1,444	82	2,647	345

Adjusted EBITDA (2)	$9,196	$1,376	$17,092	$3,816

Adjusted EBITDA margin %	12%	2%	15%	9%

CDC Software

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating income (loss)	$4,582	$(3,213)	$5,989	$(5,925)
Add back restructuring and other charges	229	148	802	1,223
Add back depreciation expense	952	746	1,651	1,512
Add back amortization expense	1,293	1,635	2,573	3,241
Add back amortization expense included in cost of revenue	3,457	2,858	7,282	5,940
Add back stock compensation expenses	551	1,015	996	1,993
Add back exchange gain	(1,156)	1,912	(562)	2,431
Add back deferred revenue grind (1)	1,444	82	2,647	345

Adjusted EBITDA (2)	$11,352	$5,183	$21,378	$10,760

Adjusted EBITDA margin %	22%	9%	12%	3%

CDC Global Services

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating income (loss)	$(1,579)	$598	$(2,834)	$371
Add back restructuring and other charges	135	(173)	226	(140)
Add back depreciation expense	70	91	157	168
Add back amortization expense	641	297	1,284	572
Add back amortization expense included in cost of revenue	1	6	2	7
Add back stock compensation expenses	105	321	200	451
Add back (subtract) exchange gain (loss)	—	—	1	(1)

Adjusted EBITDA	$(627)	$1,140	$(964)	$1,428

Adjusted EBITDA margin %	-4%	7%	-3%	4%

CDC Games Corporation

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating loss	$(1,638)	$(1,278)	$(1,982)	$(891)
Add back restructuring and other charges	141	—	(312)	(1)
Add back depreciation expense	734	579	1,476	1,192
Add back amortization expense included in cost of revenue	1,100	607	2,207	875
Add back stock compensation expenses	181	483	339	638

Adjusted EBITDA	$518	$391	$1,728	$1,813

Adjusted EBITDA margin %	7%	8%	11%	16%

CDC China.com

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating loss	$(496)	$(508)	$(911)	$(611)
Add back restructuring and other charges	—	1	—	1
Add back depreciation expense	60	29	117	75
Add back stock compensation expenses	146	323	236	488

Adjusted EBITDA	$(290)	$(155)	$(558)	$(47)

Adjusted EBITDA margin %	-9%	-4%	-9%	-1%

Corporate

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA

(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
(a) Reconciliation from GAAP results to Adjusted EBITDA
Operating loss	$(2,473)	$(5,755)	$(5,782)	$(10,726)
Add back depreciation expense	4	—	17	1
Add back amortization expense	187	236	423	471
Add back stock compensation expenses	551	813	877	998
Subtract exchange loss	(26)	(477)	(27)	(882)

Adjusted EBITDA	$(1,757)	$(5,183)	$(4,492)	$(10,138)

(1)	Deferred revenue grind represents the fair value adjustment required to reduce the historical deferred revenue liabilities from acquisitions to the fair value of the Company’s legal performance obligations plus a normal profit margin based on fulfillment effort.

CDC Corporation

Unaudited Reconciliation From GAAP Results to Non-GAAP Net Income (Loss)

(Amounts in thousands of U.S. dollars)

Table 9

	Three months ended
	June 30,	March 31,	June 30,
	2010	2011	2011
(a) Reconciliation from GAAP net (loss) attributable to controlling interest to Non-GAAP net income (loss) and Non-GAAP net income (loss) per share
Net loss attributable to controlling interest	$(7,934)	$(10,331)	$(13,016)
Add back restructuring and other charges	505	1,107	(24)
Add back amortization expense	2,121	2,117	2,121
Add back amortization expense included in cost of revenue	4,558	3,351	4,558
Add back stock based compensation	1,534	1,612	2,955
Add back (subtract) exchange gain (loss)	(1,182)	114	1,436
Add back deferred revenue grind	1,444	263	82
Add back (subtract) non cash tax expense (benefit)	2,379	763	215
Tax effect on all reconciling items @ 31%	(324)	548	585

Non-GAAP net income (loss)	$3,101	$(456)	$(1,088)

Non-GAAP net income (loss) as % of revenue	4%	-1%	-1%

Weighted average number of common shares outstanding — basic	35,232,253	35,141,880	35,180,073
Weighted average number of common shares outstanding — diluted	35,232,253	35,141,880	35,180,073

Non-GAAP net income (loss) per share — basic	$0.09	$(0.01)	$(0.03)
Non-GAAP net income (loss) per share — diluted	$0.09	$(0.01)	$(0.03)

CDC Corporation

Unaudited Reconciliation From GAAP Cash to Non-GAAP Cash

(Amounts in thousands of U.S. dollars)

Table 10

June 30, 2011
(a) Non-GAAP Cash and Cash Equivalents Reconciliation
Cash	$80,646
Add restricted cash	25
Add available for sale securities — current	394
Investments (1)	11,426

Non-GAAP cash and cash equivalents	$92,491

(1) — Excludes investments of $713 in franchise and strategic cloud investment partners at June 30, 2011.

CDC Corporation

Unaudited Basic and Diluted Loss Per Share Computation

(Amounts in thousands of U.S. dollars except share and per share data)

Table 11

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
Numerator for earnings (loss) attributable to controlling interest per common share:
Net loss	$(7,441)	$(13,286)	$(11,269)	$(23,908)
Net adjustments for (income) loss attributable to noncontrolling interest and dilutive effect of subsidiary issued stock (1)	(493)	270	(716)	561

Adjusted loss	(7,934)	(13,016)	(11,985)	(23,347)
Amount allocated to convertible notes (2)	—	—	—	—

Net loss attributable to controlling interest	$(7,934)	$(13,016)	$(11,985)	$(23,347)

Numerator for loss attributable to controlling interest per common share:

Net loss attributable to controlling interest	$(7,934)	$(13,016)	$(11,985)	$(23,347)

Denominator:
Weighted average number of common shares outstanding — basic	35,232,253	35,180,073	35,234,849	35,161,082
Employee compensation related to common shares including stock options	—	—	—	—

Weighted average number of common shares outstanding — diluted	35,232,253	35,180,073	35,234,849	35,161,082

Per share amounts:
Loss attributable to controlling interest per common share — basic	$(0.23)	$(0.37)	$(0.34)	$(0.66)

Loss attributable to controlling interest per common share — dilutive	$(0.23)	$(0.37)	$(0.34)	$(0.66)

(1)	Includes the dilutive effects of subsidiary-issued stock-based awards, if any.
(2)	Income has been allocated to common stock and convertible notes based on their respective rights to share in dividends. In accordance with FASB Accounting Standards Codification 260, “Earnings Per Share” the Company’s convertible notes meet the definition of participating securities and are included in the basic earnings per share using the two-class stock method and in diluted earnings per share using the more dilutive of the if-converted method or two-class stock method.

CDC Corporation

Unaudited Reconciliation of GAAP Revenue to Non-GAAP Revenue

(Amounts in thousands of U.S. dollars)

Table 12

	Three months ended June 30, 2010
	GAAP Revenue	Non-GAAP Adjustment (1)	Non-GAAP Revenue
Software	$52,576	$1,443	$54,019
Global Services	15,764	—	15,764
CDC Games	7,111	—	7,111
China.com	3,092	—	3,092

Total revenue	$78,543	$1,443	$79,986

	Three months ended March 31, 2011
	GAAP Revenue	Non-GAAP Adjustment (1)	Non-GAAP Revenue
Software	$52,376	$263	$52,639
Global Services	14,780	—	14,780
CDC Games	5,962	—	5,962
China.com	4,031	—	4,031

Total revenue	$77,149	$263	$77,412

	Three months ended June 30, 2011
	GAAP Revenue	Non-GAAP Adjustment (1)	Non-GAAP Revenue
Software	$56,385	$82	$56,467
Global Services	16,347	—	16,347
CDC Games	5,064	—	5,064
China.com	4,001	—	4,001

Total revenue	$81,797	$82	$81,879

	Six months ended June 30, 2010
	GAAP Revenue	Non-GAAP Adjustment (1)	Non-GAAP Revenue
Software	$103,077	$2,647	$105,724
Global Services	32,206	—	32,206
CDC Games	15,079	—	15,079
China.com	5,996	—	5,996

Total revenue	$156,358	$2,647	$159,005

	Six months ended June 30, 2011
	GAAP Revenue	Non-GAAP Adjustment (1)	Non-GAAP Revenue
Software	$108,761	$345	$109,106
Global Services	31,127	—	31,127
CDC Games	11,026	—	11,026
China.com	8,033	—	8,033

Total revenue	$158,947	$345	$159,292

(1)	Non-GAAP adjustment represents deferred revenue grind adjustment required to reduce the historical deferred revenue liabilities from acquisitions to the fair value of the Company’s legal performance obligations plus a normal profit margin based on fulfillment effort.